Exhibit 10.1

BOARD OF DIRECTORS COMPENSATION RESOLUTION

BUILD-A-BEAR WORKSHOP, INC.

EFFECTIVE NOVEMBER 10, 2005

WHEREAS, Build-A-Bear Workshop, Inc. (the “Company”) recognizes that in order to retain competent and experienced persons to serve as members of the Board of Directors of the Company (“Board members” or “Directors”), and in consideration of the time and effort expended by such persons in rendering such services, it would be in the best interests of the Company to provide for reasonable compensation to its non-management Directors; and

WHEREAS, the Compensation Committee of the Board of Directors, which is tasked with the responsibility for periodically reviewing Director compensation, has analyzed compensation materials derived from the Proxy Statements of publicly traded retail companies, reviewed various Board Compensation surveys, and collected other data and relevant information regarding Board compensation, and has reported upon the same to the Board; and

WHEREAS the Board of Directors believes it has become increasingly difficult for companies to secure and retain quality board members; and the rapid growth of the Company and the expanding complexity of its operations require that the Company must compete against larger companies for quality board members;

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish that in connection with rendering their services as Board members, each non-management Director shall receive the following compensation, as applicable to such Director:

1.	Annual retainer of $40,000 for Board membership, inclusive of all Board meeting and committee meeting attendance fees.

2.	Annual retainer for service as the Audit Committee Chairperson of $10,000.

3.	Annual retainer for service as the Chairperson of any committee established by the Board other than the Audit Committee, of $5,000.

4.	Reimbursement for reasonable out-of-pocket expenses actually incurred in connection with participation and/or attendance of Board and Committee meetings.

RESOLVED FURTHER, that the Annual retainer fees for Board members and Committee Chairpersons will be paid in four (4) equal quarterly payments at the end of each fiscal quarter. Newly-appointed Board members and/or Committee Chairpersons will be paid on a pro rata basis in relation to time served during their first calendar quarter of service.

RESOLVED FURTHER, that, subject to approval of the Compensation Committee, upon each non-management Director’s initial appointment to the Board, such Director shall receive a one-time grant of five thousand (5,000) restricted shares of common stock of the Company, in accordance with the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended and as administered by the Compensation Committee, which shall vest at the rate of thirty-three and one-third percent (33 1/3%) per year over a period of three (3) years after the date of such grant.

RESOLVED FURTHER, that, subject to approval of the Compensation Committee, in consideration for each year of service by a non-management Director, such Director shall receive a one-time grant of three thousand five hundred (3,500) restricted shares of common stock of the Company, in accordance with the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended and as administered by the Compensation Committee. These annual grants will be issued in conjunction with the next Board meeting occurring after the anniversary date of the Company’s October 28th initial public offering (at the very beginning of the applicable year of service), subject to Compensation Committee approval. New non-management Board members appointed after this Board meeting shall receive upon the date of their appointment a pro rata grant amount of restricted shares (in relation to time to be served between the date of appointment and the next anniversary date of the initial public offering), in consideration for their partial year of service, subject to approval of the Compensation Committee and in accordance with the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended and as administered by the Compensation Committee.

RESOLVED FURTHER, that, if a Board member retires at the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines, then subject to approval of the Compensation Committee, such retiring Board member’s remaining unvested restricted stock may, upon such retirement (at the time of the Annual Meeting in which the Board member is ineligible for re-election), be accelerated by the Compensation Committee in its discretion.

RESOLVED FURTHER, that any Board member whom reaches the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines, and whom is asked by the Board, and agrees, to continue to serve the Company in the status of Board member Emeritus, shall receive the following compensation, as applicable to such Director:

1.

Annual retainer fee of $25,000 for Board membership, inclusive of all meeting attendance fees, to be paid in the same manner as with respect to other Board members, premised upon regular and active Board meeting attendance as set forth in the Corporate Governance Guidelines.

2.	Reimbursement for reasonable out-of-pocket expenses actually incurred in connection with participation and/or attendance of board and committee meetings.

This Resolution shall become effective as of November 10, 2005. Compensation for services rendered by Board members prior to the effective date of this Resolution shall be governed by the previous compensation structure. The Annual Retainer fee payments described in this Resolution shall be paid for the remainder of fiscal year 2005 on a pro rata basis in relation to time served.